EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Three Months Ended
	June 30, 2004	June 30, 2003

Number of shares on which basic earnings per share is calculated:

Weighted average outstanding shares during period	1,679,587,661	1,729,821,815

Add - Incremental shares under stock compensation plans	28,042,848	29,145,210
Add - Incremental shares associated with convertible notes	4,343 ,394	4,764,543
Add- Incremental shares associated with contingently issuable shares	1,444,082	—

Number of shares on which diluted earnings per share is calculated	1,713,417,985	1,763,731,568

Income from continuing operations (millions)	$1,990	$1,725

Loss from discontinued operations (millions)	2	20
Net income from total operations on which basic earnings per share is calculated (millions)	$1,988	$1,705

Income from continuing operations (millions)	$1,990	$1,725

Less - net income applicable to contingently issuable shares (millions)	3	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	1,987	1,725

Loss from discontinued operations on which diluted earnings per share is calculated (millions)	2	20
Net income from total operations on which diluted earnings per share is calculated (millions)	$1,985	$1,705

	For The Three Months Ended
	June 30, 2004	June 30, 2003
Earnings per share of common stock:

Assuming dilution
Continuing operations	$1.16	$0.98
Discontinued operations	(0.00)	(0.01)
Total	$1.16	$0.97

Basic
Continuing operations	$1.18	$1.00
Discontinued operations	(0.00)	(0.01)
Total	$1.18	$0.99

Stock options to purchase 132,003,176 shares and 127,083,620 shares were outstanding as of June 30, 2004 and 2003, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

	For The Six Months Ended
	June 30, 2004	June 30, 2003

Number of shares on which basic earnings per share is calculated:

Weighted average outstanding shares during period	1,685,637,046	1,727,580,179

Add - Incremental shares under stock compensation plans	30,357,654	28,428,256
Add - Incremental shares associated with convertible notes	4,358,401	4,764,543
Add- Incremental shares associated with contingently issuable shares	1,386,027	339,588

Number of shares on which diluted earnings per share is calculated	1,721,739,128	1,761,112,566

Income from continuing operations (millions)	$3,593	$3,112

Loss from discontinued operations (millions)	3	23

Net income from total operations on which basic earnings per share is calculated (millions)	$3,590	$3,089

Income from continuing operations (millions)	$3,593	$3,112

Less - net income applicable to contingently issuable shares (millions)	3	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	3,590	3,112

Loss from discontinued operations on which diluted earnings per share is calculated (millions)	3	23

Net income from total operations on which diluted earnings per share is calculated (millions)	$3,587	$3,089

	For The Six Months Ended
	June 30, 2004	June 30, 2003
Earnings per share of common stock:

Assuming dilution
Continuing operations	$2.09	$1.77
Discontinued operations	(0.00)	(0.01)
Total	$2.08 *	$1.75 *

Basic
Continuing operations	$2.13	$1.80
Discontinued operations	(0.00)	(0.01)
Total	$2.13	$1.79

* Does not total due to rounding.

Stock options to purchase 128,880,949 shares and 127,617,004 shares were outstanding as of June 30, 2004 and 2003, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.